Exhibit 99.2

Global SPAC Partners Announces Confirmation of $41.9 million PIPE Financing and Gorilla’s Waiver of $50 million Minimum Cash Condition

New York NY, July 08, 2022 (GLOBE NEWSWIRE) -- Global SPAC Partners Co. (“Global”) (Nasdaq: “GLSPU” for units, “GLSPT” for subunits and “GLSPW” for warrants) announces the confirmation of a $41.9 million PIPE financing.

Pursuant to the Amended PIPE Subscription Agreement (as further described below) in connection with the proposed business combination between Global and Gorilla Technology Group Inc. (“Gorilla”), on July 7, 2022, the PIPE Investors (as defined below) confirmed to Global their commitment to purchase 4.15 million PIPE subunits, at a price of $10.10 per subunit (the “PIPE subunits”), for a total investment amount of $41.9 million. Furthermore, Gorilla notified Global that it would waive the $50 million minimum cash condition to close the Transactions, such that the condition would be fulfilled with minimum cash of $41.9 million, the amount of total investment committed by the PIPE Investors.

As previously announced, Gorilla has filed with the U.S. Securities Exchange Commission (the “SEC”) a definitive merger proxy statement (the “Merger Proxy Statement”), to hold an extraordinary general meeting of its shareholders on July 13, 2022 at 11:00 am Eastern Time (the “Special Meeting”), to consummate the initial business combination with Gorilla. Global’s shareholders and other interested persons are advised to read the Merger Proxy Statement. Shareholders are able to obtain copies of the Merger Proxy Statement and other relevant materials filed with the SEC, without charge, at the SEC’s web site at www.sec.gov, or by directing a request to Global’s proxy solicitation agent at the following address and telephone number: Advantage Proxy, Inc., P.O. Box 13581, Des Moines, WA 98198, Attn: Karen Smith, Toll Free Telephone: (877) 870-8565, Main Telephone: (206) 870-8565, E-mail: ksmith@advantageproxy.com.

About the Amended PIPE

Global announced on February 10, 2022 that it had entered into subscription agreements (the “Original Subscription Agreements”) with experienced AI institutional investors (the “PIPE Investors”) to purchase $50.5 million of private placement securities in Global (the “PIPE”), in connection with the closing of the Business Combination and the other transactions contemplated by the Amended Business Combination Agreement, by and between Global, Gorilla and the other parties thereto (the “Amended BCA”) (the “Transactions”). The PIPE, as contemplated by the Original Subscription Agreements, consisted of the sale of 5 million PIPE subunits, with each PIPE subunit identical to the subunits included as part of the public units sold in Global’s initial public offering. On May 18, 2022, Global and the PIPE Investors amended the terms of the Original Subscription Agreements, pursuant to which the PIPE Investors were provided  the unilateral right for any reason to reduce the number of PIPE subunits they will purchase from an aggregate of 5 million PIPE subunits to an aggregate of 3 million PIPE subunits, at the same price of $10.10 per PIPE subunit. On July 7, 2022, the PIPE Investors notified Global that they would reduce the number of PIPE subunits they would purchase from 5 million to 4.15 million, for a total purchase price of $41.9 million.

The number of PIPE subunits the PIPE Investors are required to purchase is also subject to reduction to the extent they purchase Global subunits in the open market or privately negotiated transactions with third parties and hold and do not redeem such subunits in connection with any redemption conducted by Global. For further information, please refer to Global’s Current Reports on Form 8-K, filed on February 11, 2022 and May 18, 2022 respectively, with the SEC.

About Gorilla Technology Group Inc.

Gorilla, headquartered in Taipei, Taiwan, is a global leader in security intelligence, network intelligence, business intelligence and IoT technology. Gorilla develops a wide range of solutions including Smart Cities, Smart Retail, Enterprise Security, and Smart Media. In addition, Gorilla provides a complete Security Convergence Platform to government institutions, Telecom companies and private enterprises with network surveillance and cyber security.

Gorilla places an emphasis on offering leading technology, expert service, and precise delivery, and ensuring top-of-the-line, intelligent and strong Edge AI solutions that enable clients to improve operational performance and efficiency. With continuous core technology development, Gorilla will deliver Edge AI solutions to managed service providers, distributors, system integrators, and hardware manufacturers.

About Global SPAC Partners Co.

Global is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses globally. Global is led by Chairman, Jay Chandan, Chief Executive Officer, Bryant B Edwards, Chief Operating Officer & President, Stephen N. Cannon, and Chief Financial Officer, Long Long.

Global’ units, subunits and warrants are currently trading on the Nasdaq Capital Market under the symbols “GLSPU,” “GLSPT,” and “GLSPW,” respectively. Each “GLSPU” unit contains one subunit and ½ warrant and holders of the unit may elect to separately trade Global’s subunits and warrants included in the units under the symbols “GLSPT” and “GLSPW,” respectively. Those units not separated continue to trade on the Nasdaq Capital Market under the symbol “GLSPU.” Each “GLSPT” subunit contains one share of Global’s common stock and ¼ warrant. The subunits will not separate into shares of Global’s common stock and warrants unless and until Global consummates an initial business combination. As further detailed in the Merger Proxy Statement, any holders of Global’s subunits who wish to redeem their shares at the Special Meeting, must do so before 5:00 pm Eastern Time on July 12, 2022. If a holder of the subunit elects to redeem the share of common stock underlying the subunit for cash in trust upon the merger, the ¼ warrant underlying the subunit will be forfeited by the holder.

Important Information and Where to Find It

This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Transactions described herein, Gorilla has filed the Merger Proxy Statement, which, along with other relevant documents, have been delivered to holders of record and mailed to Global security holders as of the close of business on June 15, 2022, the record date established by Global for voting on the Transactions. Investors and security holders of Global and other interested persons are advised to read the Merger Proxy Statement in connection with Global’s solicitation of proxies for the Special Meeting of Global shareholders to be held to approve the Amended BCA and the Transactions because these documents contain important information about Global, Gorilla, and the Transactions. The Merger Proxy Statement and other relevant materials in connection with the Transactions, and any other documents filed by Global with the SEC (when they become available), may be obtained free of charge at the SEC’s website at www.sec.gov or by writing to Global at: 2093 Philadelphia Pike #1968, Claymont, DE 19703.

Forward-Looking Statements

This press release contains, and certain oral statements made by representatives of Global and Gorilla and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Global’s and Gorilla’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Global’s and Gorilla’s expectations with respect to future performance and anticipated financial impacts of the Transactions contemplated by the Amended BCA, the satisfaction of the closing conditions to the Transactions and the timing of the completion of the Transactions. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside of the control of Global or Gorilla and are difficult to predict. Factors that may cause such differences include but are not limited to: (i) the inability of the parties to successfully or timely consummate the Transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the post-Transactions company (the “Company”) or the expected benefits of the Transactions, if not obtained; (ii) the failure to realize the anticipated benefits of the Transactions; (iii) matters discovered by the parties as they complete their respective due diligence investigation of the other parties; (iv) the ability of Global prior to the Transactions, and the Company following the Transactions, to maintain the listing of the Company’s shares on Nasdaq; (v) costs related to the Transactions; (vi) the lack of a third-party fairness opinion in determining whether or not to pursue the proposed Transactions; (vii) the failure to satisfy the conditions to the consummation of the Transactions, including the approval of the Amended BCA by the shareholders of Global and the satisfaction of the minimum cash requirements of the Amended BCA following any redemptions by Global’s public shareholders; (viii) the risk that the Transactions may not be completed by the stated deadline; (ix) the outcome of any legal proceedings that may be instituted against Global or Gorilla related to the Transactions; (x) the attraction and retention of qualified directors, officers, employees and key personnel of Global and Gorilla prior to the Transactions, and the Company following the Transactions; (xi) the ability of the Company to compete effectively in a highly competitive market; (xii) the ability to protect and enhance Gorilla’s corporate reputation and brand; (xiii) the impact from future regulatory, judicial, and legislative changes in Gorilla’s or the Company’s industry; (xiv) the uncertain effects of the COVID-19 pandemic and geopolitical developments; (xv) competition from larger technology companies that have greater resources, technology, relationships and/or expertise; (xvi) future financial performance of the Company following the Transactions, including the ability of future revenues to meet projected annual bookings; (xvii) the ability of the Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; (xviii) the ability of the Company to generate sufficient revenue from each of its revenue streams; (xix) the ability of the Company’s patents and patent applications to protect the Company’s core technologies from competitors; (xx) the Company’s ability to manage a complex set of marketing relationships and realize projected revenues from subscriptions, advertisements; (xxi) product sales and/or services; (xxii) the Company’s ability to execute its business plans and strategy, including potential expansion into new geographic regions; and (xxiii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Global or Gorilla. The foregoing list of factors is not exclusive. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Global and Gorilla undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Participants in the Solicitation

Gorilla, Global and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Global securities in respect of the proposed Transactions. Information about Global’s directors and executive officers and their ownership of Global’s securities is set forth in Global’s filings with the SEC. Additional information regarding the interests of the participants in the proxy solicitation are included in the Merger Proxy Statement. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed Transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

Gorilla Technology Group Inc.

Stardi Yen
+886 2 7720 7889
Investor-relations@gorilla-technology.com

Global SPAC Partners Co.

Peter Wright, Intro-Act
(617) 454-1088
GlobalSPAC@intro-act.com

Advantage Proxy, Inc.

Karen Smith
(877) 870-8565 (toll-free)
(206) 870-8565 (standard rates apply)

Ksmith@advantageproxy.com

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